Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the use in this Registration Statement on Form 8-K/A of Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP of our report dated February 17, 2017 relating to our audits of the financial statements of HHC – Duke Reality Development, Inc. as of and for the years ended December 31, 2016 and 2015, appearing in the Joint Venture Investments Section, which is a part of such Registration Statement.

/s/ Katz, Sapper & Miller, LLP

Indianapolis, Indiana
August 18, 2017